Exhibit 35.1

ALLY FINANCIAL INC.
200 Renaissance Center
Detroit, Michigan 48265

As of December 31, 2011

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: John Ask / Kristine Gullo
100 Plaza One 6 th Floor	100 White Clay Center, Suite 102
Jersey City, NY 07311	Newark, DE 19711

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets, LLC
Attn: John Ask	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	200 Renaissance Center
Chicago, IL 60602	12 th Floor, MC 482-B12-C24
Detroit, MI

Re:	Ally Auto Receivables Trust 2011-4 (the “Issuer”)
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of September 14, 2011 among Ally Financial Inc., as Servicer and Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2011-4, as Issuing Entity.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of September 14, 2011 through December 31, 2011, and of its performance under the Servicing Agreement has been under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.